Exhibit 23.1

We consent to the use of our report dated April 8, 2003, except for Note 6, as which the date is April 30, 2003 with respect to the financial statements of Lansdowne Resort Limited Partnership, included in this Current Report on Form 8-KA of LaSalle Hotel Properties dated June 20, 2003.

Ernst & Young LLP

Chicago, Illinois

June 20, 2003

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